Exhibit 4.1

EXECUTION COPY

KANSAS GAS AND ELECTRIC COMPANY

BOND PURCHASE AGREEMENT

Dated as of August 14, 2007

$175,000,000 First Mortgage Bonds,

6.53% Series Due December 15, 2037

TABLE OF CONTENTS

(Not a part of the Agreement)

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TABLE OF CONTENTS

(continued)

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ATTACHMENTS TO BOND PURCHASE AGREEMENT:

SCHEDULE A	—	Defined Terms

SCHEDULE 5.4	—	Financial Statements

SCHEDULE 5.6	—	Governmental Authorizations

SCHEDULE 5.14(a)	—	Existing Indebtedness

SCHEDULE 5.14(b)	—	Future Liens

SCHEDULE 5.14(c)	—	Amendments to Indenture

EXHIBIT A	—	Form of Supplemental Indenture

EXHIBIT 4.4(a)	—	Form of Opinion of General Counsel of the Company

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(c)	—	Form of Opinion of Special Counsel for the Purchasers

KANSAS GAS AND ELECTRIC COMPANY

120 East First Street

Wichita, Kansas 67202

$175,000,000 First Mortgage Bonds, 6.53% Series Due December 15, 2037

Dated as of August 14, 2007

NOMURA INTERNATIONAL PLC

1 St. Martin’s-le-Grand

London EC1A 4NP

Attention: James Barrett-Credit Investment Group

Ladies and Gentlemen:

KANSAS GAS AND ELECTRIC COMPANY, a Kansas corporation (the “Company”), agrees with you as follows:

SECTION 1. AUTHORIZATION OF BONDS.

Section 1.1. Authorization of the Bonds. The Company has authorized the issue and sale of $175,000,000 aggregate principal amount of its First Mortgage Bonds, 6.53% Series Due December 15, 2037 (the “Bonds”). The term “Bonds” shall include any such bonds issued in substitution therefor pursuant to the terms and provisions of the Supplemental Indenture (as hereinafter defined) and the Indenture (as hereinafter defined). The Bonds shall be substantially in the form set out in the Supplemental Indenture, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized and other terms used in this Agreement are defined in Schedule A to this Agreement; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2. Description of the Bonds. The Bonds shall be dated the date of issue, shall bear interest on the unpaid principal balance thereof from the date of issuance at the rate of 6.53% per annum and shall have such other characteristics as set forth in the Supplemental Indenture.

SECTION 2. SALE AND PURCHASE OF BONDS; SECURITY.

Section 2.1. Sale and Purchase of the Bonds. Subject to the terms and conditions of this Agreement, the Company will issue and sell to you, at the Closing provided for in Section 3, Bonds in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Bonds issued in book entry form will be issued to Cede & Co., as nominee of the Depository Trust Company (“DTC”).

Section 2.2. Security for the Bonds. The Bonds are to be issued under and in accordance with a Supplemental Indenture dated on or about October 15, 2007 (the “Supplemental Indenture”) between the Company and The Bank of New York Trust Company,

N.A., a national banking association, as successor corporate trustee to Guaranty Trust Company of New York (together with any successors and assigns in such capacity, the “Corporate Trustee”) and Judith L. Bartolini, an individual, in her capacity as successor individual trustee (together with any successors and assigns in such capacity, the “Individual Trustee” and, together with the Corporate Trustee, the “Trustees”), which shall be substantially in the form attached hereto as Exhibit A. The Supplemental Indenture is a supplement to the Mortgage and Deed of Trust dated as of April 1, 1940 between the Company (as successor by merger to Kansas Gas and Electric Company, a West Virginia corporation) and the Corporate Trustee, as the successor corporate trustee thereunder, and the Individual Trustee, as the successor individual trustee thereunder, as heretofore amended and supplemented by forty-eight supplemental indentures thereto (the “Indenture”; and the Indenture as amended and supplemented by the Supplemental Indenture, the “Amended Indenture”). The payment of all amounts due with respect to the Bonds will be secured by the collateral granted under, and will have the benefits of, the Amended Indenture.

SECTION 3. CLOSING.

The sale and purchase of the Bonds to be purchased by you shall occur at the offices of Schiff Hardin LLP, 900 Third Avenue, 23rd Floor, New York, New York 10022, at 10:00 a.m., New York time, at a closing (the “Closing”) on October 15, 2007 or on such other Business Day thereafter on or prior to December 31, 2007 as may be agreed upon by the Company and you; provided that, if such date is other than October 15, 2007, the Company shall give you at least 10 Business Days prior written notice of its proposed date of Closing. At the Closing, the Company shall cause to be duly executed, authenticated and delivered to the Trustee, as custodian for DTC, the Bonds to be purchased by you in the form of a global bond, dated the date of the Closing and registered in the name of Cede & Co., as nominee for DTC, against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the bank account of the Company specified in the funding instructions letter provided pursuant to Section 4.14. If at the Closing the Company shall fail to tender such Bonds to the Trustee as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your reasonable satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Bonds to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement and the other Bond Documents to which it is party shall be correct in all material respects (except for such representations and warranties that are qualified by materiality) when made and at the time of the Closing.

Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and each other Bond Document to which it is party required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Bonds (and the application of the proceeds thereof as contemplated by Section 5.13), no Default or Event of Default shall have occurred and be continuing.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, Section 4.2, Section 4.8, the second sentence of Section 4.9 and Section 4.15 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to you a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Bonds, this Agreement and the other Bond Documents to which it is party.

Section 4.4. Opinions of Counsel. You shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Larry D. Irick, Esq., Vice President, General Counsel and Corporate Secretary of Westar Energy, substantially in the form set forth in Exhibit 4.4(a), (b) from Davis Polk & Wardwell, special counsel for the Company, substantially in the form set forth in Exhibit 4.4(b) (and the Company hereby instructs such special counsel to deliver such opinion to you) and (c) from Schiff Hardin LLP, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c).

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing, your purchase of the Bonds shall not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System).

Section 4.6. Payment of Special Counsel Fees. Without limiting the provisions of Section 9.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of your special counsel referred to in Section 4.4(b), to the extent not theretofor paid by the Company on or prior to the date of this Agreement, and reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

Section 4.7. CUSIP Number. A CUSIP Number issued by Standard & Poor’s CUSIP Service Bureau shall have been obtained for the Bonds.

Section 4.8. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.4.

Section 4.9. Supplemental Indenture. The Supplemental Indenture shall have been duly authorized, executed and delivered by the Company and the Trustees and shall constitute the legal, valid and binding contract and agreement of each such Person. All instruments, certificates, opinions and other documents required under the Supplemental Indenture and the Indenture in connection with the execution, delivery and performance of the Bonds shall have been duly authorized, executed and delivered and all conditions precedent set forth in the Indenture with respect to the consummation of the Supplemental Indenture shall have been satisfied.

Section 4.10. Execution, Authentication and Delivery of Bonds. The Bonds to be purchased by you shall have been duly authorized, executed and delivered by the Company and duly authenticated and delivered by the Corporate Trustee to the Corporate Trustee, as custodian for DTC, in each case, pursuant to the terms of the Amended Indenture and in accordance with applicable law.

Section 4.11. Indenture Recording and Filing. The Indenture and the Amended Indenture shall have been duly recorded as an indenture on real property and duly filed, recorded or indexed as a security interest in personal property so as to constitute a valid, perfected first Lien on all of the Company’s property covered by the Indenture and the Amended Indenture, all in accordance with applicable law, and the Company shall have caused satisfactory evidence thereof to be furnished to you and to your special counsel.

Section 4.12. Perfection of Liens on Mortgaged and Pledged Property. All actions necessary to register, record and perfect the Liens in and to the Mortgaged and Pledged Property in favor of the Trustees, for the equal and ratable benefit of the holders of the Bonds and the holders of the other bonds then outstanding under the Indenture, to be granted on or prior to the date of Closing (including, without limitation, the filing of all appropriate financing statements, the registration of all Security Documents where necessary, the recording of all appropriate documents with public officials and the payment of all fees and taxes in relation thereto) shall have been taken in accordance with the provisions of the Security Documents.

Section 4.13. Approvals, Etc. The Company shall have furnished to you and your special counsel true and correct copies of all certificates, approvals, authorizations, consents, recordings and filings necessary for the execution, delivery or performance by the Company of this Agreement, the Bonds, the Supplemental Indenture and the other Bond Documents including, without limitation, (a) the consents and approvals referred to in Section 5.6 and in the Indenture, if any, and (b) such recordings and filings as may be necessary to create and maintain a valid, perfected first Lien on all of the Company’s property covered by the Bond Documents to secure all of the Company’s obligations under the Bond Documents, all in accordance with applicable law.

Section 4.14. Funding Instructions. At least three Business Days prior to the date of the Closing, you shall have received written instructions executed by a Responsible Officer of the Company on letterhead of the Company directing the manner of the payment of the purchase price of the Bonds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for the Bonds is to be deposited and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.

Section 4.15. No Event of Default. No Event of Default shall have occurred and be continuing.

Section 4.16. Ratings. The rating assigned by any nationally recognized statistical rating organization to any first mortgage bonds of the Company as of the day of Closing shall not have been lowered since the date of this Agreement, and no such agency shall have announced that it has placed any of such debt securities on what is commonly termed a “watch list” for possible downgrading.

Section 4.17. Proceedings and Documents. All corporate, trust and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents, and any such certificate of a Responsible Officer of the Company as to the matters contemplated herein, as you or your special counsel may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

Section 5.1. Organization; Power and Authority. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Kansas with full corporate power and authority to carry on the electric utility business in which it is engaged, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of, or the leasing of, property requires such qualification except where the failure to so qualify would not reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Company (a “Material Adverse Effect”). The Company has the corporate power and authority to execute and deliver this Agreement, the Bonds and the other Bond Documents to which it is a party and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms except that the enforcement hereof may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (c) any indemnification or contribution provision that may be contrary to or inconsistent with public policy (collectively, the “Enforceability Limitations”). The Indenture and the Supplemental Indenture have been duly and validly authorized, the Indenture has been duly executed and delivered, duly qualified under the Trust Indenture Act of 1939, as amended, and, assuming due authorization, execution and delivery thereof by the Trustees, constitutes, and the Supplemental Indenture when duly executed and delivered and, assuming due authorization, execution and delivery thereof by the Trustees, shall constitute, a legal, valid and binding instrument enforceable against the Company in accordance with its terms, subject to the Enforcement Limitations. The Bonds have been duly authorized and, when executed and authenticated in accordance with the provisions of the Amended Indenture and delivered to and paid for by you pursuant to this Agreement, will constitute legal, valid and binding obligations of the Company entitled to the Lien of and the benefits provided by the Amended Indenture, subject to the Enforceability Limitations.

Section 5.3. Subsidiaries. The Company does not have any Subsidiaries.

Section 5.4. Financial Statements. The financial statements and schedules of the Company listed on Schedule 5.4 present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). Since June 30, 2007, there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the business or financial condition of the Company from that reflected in the financial statements on and as of such date.

Section 5.5. Compliance with Laws, Other Instruments, Etc. Neither the execution and delivery of this Agreement, the issue and sale of the Bonds, nor the performance by the Company of its obligations hereunder or under the other Bond Documents will conflict with, result in a breach or violation or imposition of any Lien upon any property or assets of the Company pursuant to: (a) the charter or by-laws of the Company; (b) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other material agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject or (c) any statute, law, rule, regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, except in the case of clauses (a) and (c) above, for any default or violation that would not have a Material Adverse Effect.

Section 5.6. Governmental Authorizations, Etc. No consent, approval, authorization, filing with or order of (a) the KCC or (b) to the knowledge of the Company, any court or governmental agency or body is required in connection with the transactions contemplated herein, other than as set forth on Schedule 5.6. On the date of the Closing, each item listed on Schedule 5.6 shall have been duly obtained, will be final and in full force and effect and will not be subject to appeal or any condition which has not been satisfied.

Section 5.7. Litigation; Observance of Agreements, Statutes and Orders. (a) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its property is pending or, to the knowledge of the Company, threatened that (1) could reasonably be expected to have a Material Adverse Effect on the performance of this Agreement, or the consummation of any of the transactions contemplated hereby or (2) could reasonably be expected to have a Material Adverse Effect.

(b) The Company is not in violation or default of (1) any provision of its charter or by-laws, (2) the terms of any indenture (including, without limitation, the Indenture), contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject or (3) any statute, law, rule, regulation, judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its properties, as applicable, except, in the cases of (2) and (3), for violations or defaults which would not reasonably be expected to have a Material Adverse Effect.

Section 5.8. Taxes. The Company has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not reasonably be expected to have a Material Adverse Effect) and to the knowledge of the Company has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not reasonably be expected to have a Material Adverse Effect.

Section 5.9. Title to Property; Mortgaged and Pledged Property. (a) The Company owns or leases all such properties as are necessary to the conduct of its operations as presently conducted, except where the failure to own or lease such properties would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has good and sufficient title to, or a satisfactory easement in, all the real property, and has good and sufficient title to all the personal property described in the Indenture or to be described in the Amended Indenture as owned by it and subject to the Lien of the Indenture and the Amended Indenture, as the case may be, except any which may have been released from the Lien thereof pursuant to the provisions thereof, subject only to (1) minor leases and Liens of judgments not prior to the Lien of the Indenture and the Amended Indenture, as the case may be, which do not interfere with the Company’s business, (2) minor defects, irregularities and deficiencies in titles of properties and rights-of-way which do not materially impair the use of such property and rights-of-way for the purposes for which they are held by the Company and (3) other permitted Liens as defined in the Indenture and the Amended Indenture, as the case may be; subject only as set forth above in this clause, the Indenture constitutes, and the Amended Indenture will constitute, a valid, direct first mortgage Lien upon said properties and upon all franchises owned by the Company, which properties and franchises include all the physical properties and franchises of the Company (other than classes of property expressly excepted in the Indenture and the Amended Indenture, as the case may be); all physical properties and franchises (other than classes of property expressly excepted in the Indenture and the Amended Indenture, as the case may be, as aforesaid) thereafter acquired by the Company will, upon such acquisition, become subject to the Lien thereof, subject, however, to Liens permitted thereby and to any Liens existing or placed upon such properties at the time of the acquisition thereof by the Company; and the descriptions of all such properties and assets contained in the granting clauses of the Indenture are, and the description of such properties and assets contained in the granting clauses of the Amended Indenture will be, correct and adequate for the purposes of the Indenture and the Amended Indenture, as the case may be.

Section 5.10. Licenses, Permits, Etc. The Company possesses valid franchises, certificates of convenience and authority, licenses and permits authorizing it to carry on the electric utility business in which it is engaged, and the Company has not received any notice of proceedings relating to the revocation or modification of any such franchise, certificate of convenience and authority, license or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

Section 5.11. ERISA.

(a) Neither the Company nor any predecessor thereof sponsors, maintains or contributes to, or has since March 1, 1995 sponsored, maintained or contributed to any Employee Plan subject to ERISA.

(b) The execution and delivery of this Agreement and the issuance and sale of the Bonds hereunder and under the Amended Indenture will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to you in the first sentence of this Section 5.11(b) is made in reliance upon and subject to the accuracy of your representation in Section 6.5 as to the sources of the funds to be used to pay the purchase price of the Bonds to be purchased by you.

Section 5.12. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Bonds or any securities that would be integrated with the Bonds for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, who has been offered the Bonds at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Bonds to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.13. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Bonds to repay revolver borrowings and the remainder, if any, for working capital and general corporate purposes including, but not limited to, funding operations and acquiring capital equipment. No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.14. Existing Indebtedness; Future Liens. (a) Schedule 5.14(a) sets forth a complete and correct list of all outstanding Indebtedness of the Company as of July 31, 2007. The Company is not in default and no waiver of default is currently in effect in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.14(b), the Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by the Amended Indenture.

(c) Except pursuant to supplemental indentures listed on Schedule 5.14(c), the Indenture has not been amended, supplemented or otherwise modified.

Section 5.15. Foreign Assets Control Regulations, Etc. Neither the sale of the Bonds by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither the Company nor any Subsidiary (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (66 Fed. Reg. 49079 (2001) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. The Company is in compliance, in all material respects, with Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds from the sale of the Bonds hereunder and the Supplemental Indenture will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.16. Status under Certain Statutes. The Company is not, and after giving effect to the offering and sale of the Bonds and the application of the proceeds thereof as described in the Section 5.14 will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended. The Company is a public utility company in the State of Kansas and is subject to regulation as a public utility company in the State of Kansas.

Section 5.17. Environmental Matters. Except as disclosed in Westar Energy’s Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Report on Form 10-Q for the period ended March 31, 2007 or its Quarterly Report on Form 10-Q for the period ended June 30, 2007, to the Company’s knowledge, the Company is (a) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) have received and are in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its businesses and (c) have not received written notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in each case where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.18. Labor Disputes. No labor problem or dispute with the employees of the Company exists or, to the knowledge of the Company, is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers, that would reasonably be expected to have a Material Adverse Effect.

Section 5.19. Perfection of Liens. The Indenture has been duly recorded and filed, and, on the date of the Closing, the Amended Indenture will have been duly recorded and filed, in each place in which such recording or filing is required to protect and preserve the Lien of the Indenture and the Amended Indenture, as the case may be, and all taxes and recording or filing fees required to be paid in connection with the execution, recording or filing of the Indenture and Amended Indenture have been or will have been duly paid, as the case may be.

SECTION 6. REPRESENTATIONS AND AGREEMENTS OF THE PURCHASER.

Section 6.1. Purchase for Investment. You represent that you are an Institutional Investor and that you are purchasing the Bonds for your own account or for the account of another Institutional Investor and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the sale of the Bonds is being made by the Company in reliance on a private placement exemption from registration under the Securities Act and the Bonds may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Bonds under the Securities Act or to list the Bonds on any national securities exchange.

Section 6.2. Additional Representations of the Purchaser. You represent that you (a) have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of your prospective investment in the Bonds, (b) have conducted your own investigation of the Company and the terms of the Bonds, (c) have had access to Westar Energy’s public filings with the SEC and to such financial and other information as you deem necessary to make your decision to purchase the Bonds, (d) have been offered the opportunity to ask questions of the Company and received answers thereto, all as you deem necessary in connection with your decision to purchase the Bonds and (e) have the ability to bear the economic risks of your prospective investment and can afford the complete loss of such investment.

Section 6.3. Resale Restrictions. You understand and agree on behalf of yourself and on behalf of any investor account for which you are purchasing Bonds, and each subsequent holder of a Bond by its acceptance thereof will be deemed to agree, that the Bonds will be transferable only through DTC (except in very limited circumstances) and that if prior to the expiration of the applicable holding period specified in Rule 144(k) of the Securities Act it decides to offer, resell, pledge or otherwise transfer any of the Bonds, such Bonds may be offered, resold, pledged or otherwise transferred only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as such Bond is eligible for resale pursuant to Rule 144A under the Securities Act to a Person it reasonably believes is a QIB that purchases such Bond for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act acquiring such Bond for its own account or for the account of another institutional accredited investor, in each case for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (e) pursuant to another available exemption from the registration requirements of the Securities Act, subject to the Company’s and the Corporate Trustee’s right prior to any such sale or transfer (1) pursuant to clauses (d) or (e) to require the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them and (2) in each of the foregoing cases, to require that a certificate of transfer in the form appearing on such Bond is completed and delivered by the transferor to the Corporate Trustee.

Section 6.4. Legend. You understand that the Bonds will, until the expiration of the applicable holding period set forth in Rule 144(k) of the Securities Act, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144, bear a legend substantially to the following effect:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH KANSAS GAS AND ELECTRIC COMPANY (THE “COMPANY”) OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR TO SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT

PURCHASES SUCH SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE CORPORATE TRUSTEE’S RIGHT PRIOR TO ANY SUCH SALE OR TRANSFER (i) PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE CORPORATE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Section 6.5. Source of Funds. You represent that the source of funds to be used by you to pay the purchase price of the Bonds to be purchased by you hereunder does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA. As used in this Section 6.5, the terms “employee benefit plan” shall have the meaning assigned to it in Section 3 of ERISA.

Section 6.6. Acknowledgment. You understand that the Company will rely upon the truth and accuracy of the foregoing representations and agreements. If you are acquiring Bonds as a fiduciary or agent for one or more investor accounts, you represent that you have sole investment discretion with respect to each such account and you have full power to make the foregoing representations and agreements on behalf of such account.

SECTION 7. INFORMATION AS TO COMPANY.

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Bonds that is an Institutional Investor:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), copies of

(1) a balance sheet of the Company as at the end of such quarter, and

(2) statements of income, changes in shareholders’ equity and cash flows of the Company, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and the results of its operations and cash flows, subject to changes resulting from year-end adjustments, provided, in the event the Company becomes a “reporting issuer” under the Exchange Act, that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” (such availability thereof being referred to as “Electronic Delivery”);

(b) Annual Statements — within 105 days after the end of each fiscal year of the Company, copies of

(1) a balance sheet of the Company as at the end of such year, and

(2) statements of income, changes in shareholders’ equity and cash flows of the Company for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted accounting standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided, in the event the Company becomes a “reporting issuer” under the Exchange Act, that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K and annual report if it shall have timely made Electronic Delivery thereof; and

(c) Requested Information — with reasonable promptness, such other non-confidential information that the Company shall make available to any other Holder that any such holder of Bonds may from time to time reasonably request or such information regarding the Company required to satisfy the requirements of 17 C.F.R. §230.144A, as amended from time to time, in connection with any contemplated transfer of Bonds.

If the Company shall have one or more Subsidiaries during any fiscal period for which financial statements are being delivered pursuant to sub-paragraphs (a) or (b) of this Section 7.1, each of the financial statements described in such sub-paragraphs shall be deemed to refer to the consolidated financial statements of the Company and such Subsidiaries.

Section 7.2. Financial Information of Westar Energy. If at any time while any Bonds are outstanding (a) Westar Energy shall not be a “reporting issuer” under the Exchange Act, (b) no series of first mortgage bonds or any other debt securities of the Company are then rated by a nationally recognized statistical ratings organization and (c) Westar Energy is an Affiliate of the Company, then, within the respective periods provided in Section 7.1(a) and (b) above, the Company shall deliver or cause to be delivered to each holder of Bonds that is an Institutional Investor, financial statements of the character and for the dates and periods as in said Sections 7.1(a) and (b) of Westar Energy.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of Bonds that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, but no more than two times during any 12-month period, to visit, during normal business hours, the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company and upon reasonable prior notice to the Company, to visit and inspect, during normal business hours, any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all as often as may be requested.

SECTION 8. PAYMENT OF BONDS.

Payments of principal of, and premium, if any, and interest becoming due and payable on, the Bonds shall be made in accordance with the terms and provisions of the Supplemental Indenture and the Indenture.

SECTION 9. EXPENSES, ETC.

Section 9.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel and, if reasonably required by you or any other holder of Bonds, one local or other counsel, but excluding the allocated overhead of any internal counsel) incurred by you and each other holder of Bonds in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or any other Bond Document (whether or not such amendment, waiver or consent becomes effective). The Company will pay, and will save you and each other holder of Bonds harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by you in connection with your purchase of the Bonds). You agree to pay, and agree to hold the Company harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers or finders retained by you; provided that, in connection with the initial sale of the Bonds, Banc of America Securities LLC shall be considered a broker or finder retained by the Company. The Company agrees to save harmless and indemnify you from and against any liability resulting from the failure to reimburse you for any required documentary stamps, recordation and transfer taxes, recording costs, or any other expenses incurred by you in connection with this Agreement which are required by the terms of this Agreement to be paid or reimbursed by the Company.

Section 9.2. Survival. The obligations of the Company under this Section 9 will survive the payment or transfer of any Bond, the enforcement, amendment or waiver of any provision of this Agreement, the Bonds or any other Bond Document, and the termination of this Agreement.

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Bonds and the other Bond Documents, the purchase or transfer by you of any Bond or portion thereof or interest therein and the payment of any Bond, and may be relied upon by any subsequent holder of Bonds, regardless of any investigation made at any time by or on behalf of you or any other holder of Bonds. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or the other Bond Documents shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Bonds and the other Bond Documents embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 11. AMENDMENT AND WAIVER.

Section 11.1. Requirements. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5 or 6 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing and (b) no such amendment or waiver may, without the written consent of the holder of each Bond at the time outstanding affected thereby amend any of Sections 11 or 14.

Section 11.2. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 11 applies equally to all holders of Bonds and is binding upon them and upon each future holder of any Bond and upon the Company without regard to whether such Bond has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Bond nor any delay in exercising any rights hereunder or under any Bond shall operate as a waiver of any rights of any holder of such Bond. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 11.3. Bonds Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Bonds then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Bonds, or have directed the taking of any action provided herein or in the Bonds to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Bonds then outstanding, Bonds directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 12. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(1) if to you or your nominee, to you or your nominee at the address specified for such communications at the beginning of this Agreement, or at such other address as you or your nominee shall have specified to the Company in writing,

(2) if to any other holder of any Bond, to such holder at such address as such other holder shall have specified to the Company in writing, or

(3) if to the Company, to the Company to the attention of Larry D. Irick, General Counsel, c/o Westar Energy, Inc., 818 South Kansas Avenue, Topeka, KS 66612 1203, with a copy to Davis Polk & Wardwell, 1600 El Camino Real, Menlo Park, CA 94025, Attention: Daniel G. Kelly, Jr. or at such other address as the Company shall have specified to the holder of each Bond in writing.

Notices under this Section 12 will be deemed given only when actually received.

SECTION 13. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Bonds themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by any Person who is a party to or recipient of any such document by any photographic, photostatic, electronic, digital or other similar process and such Person may destroy any original document so reproduced. The Company and you agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Person in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 13 shall not prohibit the Company, you or any other holder of Bonds from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 14. CONFIDENTIAL INFORMATION.

For the purposes of this Section 14, “Confidential Information” means information delivered to you by or on behalf of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or (d) constitutes financial statements delivered to you that are otherwise publicly available. You agree to maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (1) your directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Bonds), (2) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 14, (3) any other holder of any Bond, (4) any Institutional Investor to which you sell or offer to sell such Bond or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14), (5) any federal or state regulatory authority having jurisdiction over you, (6) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (7) any other Person to which such delivery or disclosure may be necessary (i) to effect compliance with any law, rule, regulation or order applicable to you, (ii) in response to any subpoena or other legal process (provided that, subject to clause (iv) below, if not prohibited by applicable law, you shall use commercially reasonable efforts to give notice to the Company thereof prior to such disclosure), (iii) in connection with any litigation to which you are a party (provided that, subject to clause (iv) below, if not prohibited by applicable law, you shall use commercially reasonable efforts to give notice to the Company thereof prior to such disclosure or (iv) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Bonds, this Agreement or any other Bond Document. Each holder of a Bond, by its acceptance of a Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Bond of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 14.

SECTION 15. MISCELLANEOUS.

Section 15.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Bond) whether so expressed or not.

Section 15.2. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.3. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 15.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 15.5. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

The execution hereof by you shall constitute a contract among and us for the uses and purposes hereinabove set forth.

Very truly yours,

KANSAS GAS AND ELECTRIC COMPANY

By:	/s/ Mark A. Ruelle
Name:	Mark A. Ruelle
Title:	Vice President and Treasurer

This Agreement is hereby accepted and agreed to as of the date hereof.

NOMURA INTERNATIONAL PLC

By:	/s/ J. Barratt
Name:	J. Barratt
Title:

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” shall mean, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such first Person or any entity of which such first Person beneficially owns or holds, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Amended Indenture” is defined in Section 2.2.

“Bond Documents” shall mean this Agreement, the Bonds, the Supplemental Indenture, the Indenture, the Security Documents and all other instruments, certificates, documents and other writings now or hereafter executed and delivered by the Company pursuant to or in connection with any of the foregoing.

“Bonds” is defined in Section 1.1.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in Topeka, Kansas or New York, New York are required or authorized to be closed.

“Capitalized Lease” shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” shall mean Kansas Gas and Electric Company, an Kansas corporation.

“Confidential Information” is defined in Section 14.

“Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

SCHEDULE A

(to Note Purchase Agreement)

“DTC” is defined in Section 2.1.

“Electronic Delivery” is defined in Section 7.1(a).

“Employee Plan” shall mean any “employee benefit plan,” as defined in Section 3(3) of ERISA, any employment, severance or similar contract, plan arrangement or policy or any other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company and covers any employee or former employee of the Company.

“Enforceability Limitations” is defined in Section 5.2.

“Environmental Laws” is defined in Section 5.17.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Event of Default” shall mean the occurrence of any one or more of the following: (a) any breach of the terms hereof by the Company, (b) any “Default” (if any) set forth in the Supplemental Indenture or (c) any “Default” as such term is defined in the Indenture.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Guarantee” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, or (2) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

“Holder” shall mean a “bondholder” as such term is used in the Indenture.

“Indebtedness” with respect to any Person shall mean, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities), excluding, however, any Lien with respect to property owned by another with respect to which property such Person possesses only a leasehold interest or an easement, right-of-way, license, permit or other similar right of occupancy or use;

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and

(f) any Guarantee of such Person with respect to liabilities of a type described in clauses (a) through (e) hereof.

“Indenture” is defined in Section 2.2.

“Institutional Investor” shall mean (a) any institutional “accredited investor” (as such term is defined under Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) and (b) any QIB.

“KCC” shall mean the Kansas Corporation Commission.

“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material Adverse Effect” is defined in Section 5.1.

“Mortgaged and Pledged Property” shall have the meaning given to such term in the Indenture.

“Officer’s Certificate” shall mean a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“property” or “properties” shall mean, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“QIB” shall mean a qualified institutional investor (as that term is defined under Rule 144A promulgated under the Securities Act).

“Required Holders” shall mean, at any time, the holders of more than 50% in principal amount of the Bonds at the time outstanding (exclusive of Bonds then owned by the Company or any of its Affiliates).

“Responsible Officer” shall mean any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” shall mean, collectively, any and all security documents and all financing statements, assignments, pledges, Lien entry forms, notices, documents and other writings executed and delivered from time to time in favor of the Trustees, for the equal and ratable benefit of the Holders in order to secure the obligations of the Company under and in respect of outstanding Bonds and any and all amendments, supplements and other modifications thereto.

“Senior Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if an interest of more than 50% in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Supplemental Indenture” is defined in Section 2.2.

“Westar Energy” shall mean Westar Energy, Inc., a Kansas corporation.

A-5